Exhibit 1.2

Pricing Agreement

ABN AMRO Incorporated

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

As Representatives of the several

Underwriters named in Schedule I hereto,

May 18, 2004

Ladies and Gentlemen:

Sempra Energy, a California corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated May 18, 2004 (the “Underwriting Agreement”) between the Company on the one hand and you as Representatives on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and for each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, on the one hand, and the Company, on the other hand. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

Sempra Energy

By:	/s/ Charles McMonagle
Name:	Charles McMonagle
Title:	Vice President/Treasurer

Accepted as of the date hereof:

ABN AMRO Incorporated

By:	/s/ Vincent Murray
Name:	Vincent Murray
Title:	Managing Director

Citigroup Global Markets Inc.

By:	/s/ Damien Mitchell
Name:	Damien Mitchell
Title:	Vice President

Deutsche Bank Securities Inc.

By:	/s/ Charles W. Chigas
Name:	Charles W. Chigas
Title:	Managing Director

By:	/s/ Nigel Cree
Name:	Nigel Cree
Title:	Managing Director

On behalf of each of the Underwriters

2

SCHEDULE I

Underwriter	Principal Amount of Fixed Rate Notes to be Purchased	Principal Amount of Floating Rate Notes to be Purchased
ABN AMRO Incorporated	$80,000,000	$80,000,000
Citigroup Global Markets Inc.	80,000,000	80,000,000
Deutsche Bank Securities Inc.	80,000,000	80,000,000
Greenwich Capital Markets, Inc.	15,000,000	15,000,000
Scotia Capital (USA) Inc.	15,000,000	15,000,000
SG Americas Securities, LLC	15,000,000	15,000,000
UBS Securities LLC	15,000,000	15,000,000

Total	$300,000,000	$300,000,000

Schedule I-1

SCHEDULE II

Title of Designated Securities:

4.75% Notes due 2009 (the “Fixed Rate Notes”)

Floating Rate Notes due 2008 (the “Floating Rate Notes”)

Aggregate principal amount:

Fixed Rate Notes:         $300,000,000

Floating Rate Notes:    $300,000,000

Price to Public:

99.909% of the principal amount of the Fixed Rate Notes and 100% of the principal amount of the Floating Rate Notes, plus accrued interest, if any, from May 21, 2004

Purchase Price by Underwriters:

99.309% of the principal amount of the Fixed Rate Notes and 99.55% of the principal amount of the Floating Rate Notes

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

Federal (same day) funds

Time of Delivery:

10:00 a.m. (New York City time), May 21, 2004

Indenture:

Indenture dated February 23, 2000, between the Company and U.S. Bank National Association, as successor trustee to U.S. Bank Trust National Association, as Trustee

Maturity:

Fixed Rate Notes:         May 15, 2009

Floating Rate Notes:    May 21, 2008

Schedule II-1

Interest Rate:

Fixed Rate Notes: 4.75%, accruing from May 21, 2004

Floating Rate Notes: See Floating Rate Provisions

Interest Payment Dates:

Fixed Rate Notes: May 15 and November 15, commencing November 15, 2004

Floating Rate Notes: February 21, May 21, August 21 and November 21, commencing August 21, 2004

Redemption Provisions:

The Designated Securities may be redeemed, in whole or in part at the option of the Company, on the terms and subject to the conditions set forth in the final prospectus supplement dated May 18, 2004 relating to the Designated Securities.

Sinking Fund Provisions:

No sinking fund provisions

Floating rate provisions:

Initial annual interest rate will be 1.74% to August 21, 2004 and thereafter will be reset quarterly on each interest payment date, beginning on August 21, 2004, based on the 3 Month LIBOR Rate plus 0.47% per year.

Defeasance provisions:

The Designated Securities shall be subject to defeasance on the terms and subject to the conditions set forth in the final prospectus supplement dated May 18, 2004 relating to the Designated Securities.

Closing location for delivery of Designated Securities:

Latham & Watkins

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

Additional Closing Conditions:

Not applicable.

Names and addresses of Representatives:

ABN AMRO Incorporated

55 East 52nd Street

New York, New York 10055

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Schedule II-2